Exhibit 99.1

Southwest Securities and Sterne, Agee & Leach Reach Agreement in Principle

Southwest to Sell Assets of Institutional Equity Sales/Trading and Research Departments

DALLAS, November 11, 2005 — Southwest Securities, Inc. announced today that it has reached an agreement in principle to sell certain assets of its Institutional Sales/Trading and Research departments to Sterne, Agee & Leach Group, Inc. based in Birmingham, Alabama. Southwest Securities, Inc. is the principle broker/dealer subsidiary of SWS Group, Inc. (NYSE: SWS), a financial services firm based in Dallas.

The company said that achieving critical mass has become increasingly important for successful operations in both research and institutional sales. They noted that the transaction will enable a quality organization such as Sterne, Agee & Leach to build its platform and effectively penetrate the institutional market while allowing Southwest Securities to focus on its areas of greatest strength. Southwest Securities will continue to offer investment banking services through its Corporate Finance Department and will continue to provide a wide range of equity trading services, including trading services for institutional clients.

“Our strategy is to focus on those areas of the securities business where we have strong capabilities and believe we can be a market leader,” said SWS Group CEO Donald W. Hultgren. “This transaction will enhance that strategy, reduce our costs, and provide opportunities for our research and institutional sales people with Sterne, Agee & Leach.”

While terms of the agreement were not disclosed, the company expects that successful completion of this transaction will result in savings of three to five cents per share annually.

(more)

Southwest Securities / Sterne, Agee & Leach Reach Agreement / 2

Southwest Securities, Inc., a member of the New York Stock Exchange and other major exchanges, provides securities brokerage, investment banking and securities execution and clearing services to a broad range of individual, corporate, public and industry clients. The firm is a wholly owned subsidiary of SWS Group, Inc., a financial services holding company headquartered in Dallas, Texas.

This news release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in other reports filed with and available from the Securities and Exchange Commission.

# # #

CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com